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                            KELLY SERVICES, INC.
                          SHORT-TERM INCENTIVE PLAN

                     (As Amended and Restated by Action
                         of the Board of Directors)
                              (August 20, 1996)

Section 1 - Purposes.

     This KELLY SERVICES, INC. SHORT-TERM INCENTIVE PLAN (the "Plan") provides for annual incentive compensation payable in cash to those key officers and employees of the Company or any affiliated entity, who, from time to time may be selected for participation. The Plan is intended to provide incentives and rewards for the contributions of such employees toward the successful achievement of the Company's financial and business goals established for the current year.

Section 2 - Administration.

     The Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee shall have authority to make rules and adopt administrative procedures in connection with the Plan and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the overall purposes of the Plan.

Section 3 - Selection of Participants.

     The Committee may delegate to the chief executive officer of the Company, if also a director, its authority to select those key officers and employees entitled to participate under the Plan each year. Approval of eligible participants may be made at any time during each award year.

Section 4 - Establishing Performance Objectives.

     The Committee annually during the first quarter of the year shall establish one or more performance objectives, at least one of which shall be a quantitatively measured Company performance objective. The Committee shall have discretion to establish other objectives, the achievement of which may require subjective assessments by the Committee.

Section 5 - Establishing Target Awards.

     During the first quarter of each year the Committee shall establish a target award, expressed as a percentage of eligible salary for that year (annual base salary, excluding pay for disability, overtime, bonuses, sick pay and other reimbursements and allowances), for each officer or other employee selected to participate under the Plan. Individual participants may earn an award payout ranging from zero percent to the maximum percent of their target award that the Committee may set in place from time to time.
The Committee shall also specify what portion of the target award is based on the achievement of the Company performance objective and what portion or portions are based on the achievement of other objectives. The Committee will establish an award payout schedule based upon the extent to which the Company performance objective is or is not achieved or exceeded.
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Section 6 - Determining Final Awards.

     The Committee shall have discretion to adjust final awards up or down from the target award depending on (a) the extent to which the Company performance objective(s) is either exceeded or not met, and (b) the extent to which other objectives, e.g. subsidiary, division, department, unit or other performance objectives are attained. The Committee shall have full discretion to make other adjustments in final awards based on individual performance as it considers appropriate in the circumstances.

Section 7 - Special Provisions Applicable to
            Senior Executive Officers.

     For officers at or above the rank of executive vice president (the "Senior Executive Officers"), the Committee, during the first quarter of each year, will establish a Plan target award, expressed as a percentage of their eligible salary. At the same time, the Committee will establish a Company performance objective for such year expressed either as a certain dollar amount of the Company's pre-tax earnings for the year or the equivalent of such amount in earnings per share. The Committee will also establish a payout schedule for relating the award actually earned to performance above or below the performance objective. Final awards for Senior Executive Officers shall be based entirely on the extent to which actual pre-tax earnings or the equivalent of such amount in earnings per share are either less than or greater than the Company performance objective. In no event shall any award to a Senior Executive Officer under the Plan exceed $1,500,000. The Committee retains the right in its discretion to reduce a Senior Executive Officer's award based on performance considerations, but will have no discretion to increase any award so calculated.

Section 8 - Time of Distribution.

     Distribution of awards shall be made in one or more installments, as the Committee shall determine, as soon as practicable following the close of the year for which earned. If an award is less than $3,000, the full amount of the award shall be paid in the year following the award year.

Section 9 - Forfeiture.

     Until such time as the full amount of an award has been paid, a participant's right to receive any unpaid amount shall be wholly contingent and shall be forfeited if, prior to payment, the participant is no longer in the employ of the Company, provided, however, that the Committee may in its discretion, waive such condition of continued employment. It shall be an overriding precondition to the payment of any award (a) that the participant not engage in any activity that, in the opinion of the Committee, is in competition with any activity of the Company or any affiliated entity or otherwise inimical to the best interests of the Company and (b) that the participant furnish the Committee with all such information confirming satisfaction of the foregoing condition as the Committee shall reasonably request. If the Committee makes a determination that a participant has engaged in any such competitive or otherwise inimical activity, such determination shall operate to immediately cancel all then unpaid award amounts.

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Section 10 - Death.

     Any award remaining unpaid, in whole or in part, at the death of a participant shall be paid to the participant's legal representative or to a beneficiary designated by the participant in accord with rules established by the Committee.

Section 11 - No Right to Employment or Award.

     No person shall have any claim or right to receive an award, and selection to participate in the Plan shall not confer upon any employee a right with respect to continued employment by the Company. Further the Company and each affiliated entity reaffirms its at-will relationship with its employees and expressly reserves the right at any time to dismiss a participant free from any liability or claim, except as provided under this Plan.

Section 12 - Amendment or Termination.

     The Board of Directors of the Company reserves the right at any time to make any changes in the Plan as it may consider desirable or may discontinue or terminate the Plan at any time except that Section 7 cannot be changed in anyway which would violate IRS regulations under Internal Revenue Code
Section 162 (n) without stockholder approval.


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